Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-8 of Mach Natural Resources LP (the “Company”) with respect to the information from our reserve reports dated January 16, 2023 and July 7, 2023, and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2022, and June 30, 2023, included in the Registration Statement on Form S-1  of the Company (including any amendments thereto, the “Registration Statement”), originally filed with the U.S. Securities and Exchange Commission on September 22, 2023.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm

/s/ J. Zane Meekins
J. Zane Meekins, P.E.
Executive Vice President

Fort Worth, Texas

October 27, 2023